Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Finance Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-210532) on Form S-3 of American Finance Trust, Inc. of our report dated March 13, 2017, with respect to the consolidated balance sheets of American Finance Trust, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules titled schedule III - real estate and accumulated depreciation - part I as of December 31, 2016, schedule III - real estate and accumulated depreciation - part II for the years ended December 31, 2016, 2015 and 2014, and schedule IV - mortgage loans on real estate as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of American Finance Trust, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
March 30, 2017